SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015

                              EnviroStar, Inc.

(Exact name of registrant as specified in its charter)

                             Delaware

(State or other jurisdiction of incorporation)

001-14757	11-2014231
(Commission File Number)	(IRS Employer Identification No.)

290 N.E. 68 Street, Miami, Florida 33138

(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (305) 754-4551

                                        Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.01 of this Current Report on Form 8-K with respect to the Non-Competition and Non-Solicitation Agreement, dated as of March 6, 2015, by and among EnviroStar Inc., a Delaware corporation (the “Company”), Michael Steiner and Symmetric Capital LLC, a Florida limited liability company (the “Purchaser”), is incorporated by reference into this Item 1.01.

Item 5.01	Changes In Control Of Registrant

On March 6, 2015, Michael Steiner, Robert Steiner and the Purchaser (an entity that is controlled by Henry Nahmad by virtue of being its sole Manager) entered into and closed a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Michael Steiner and Robert Steiner sold and transferred to the Purchaser (the “Sale Transaction”) an aggregate of 2,838,194 shares (the “Shares”) of common stock, $.025 par value per share (“Common Stock”), of the Company for an aggregate purchase price of $6,102,117.10 (the “Purchase Price”). Michael Steiner sold and transferred to the Purchaser 1,928,646 of the Shares and received approximately $4.1 million of the Purchase Price, and Robert Steiner sold and transferred to the Purchaser 909,548 of the Shares and received approximately $2.0 million of the Purchase Price. After giving effect to the Sale Transaction, (a) the Purchaser owns 2,838,194 shares of Common Stock, or approximately 40.35% of the outstanding shares of Common Stock as of the date hereof, (b) Michael Steiner owns 600,100 shares of Common Stock, or approximately 8.53% of the outstanding shares of Common Stock as of the date hereof, and (c) Robert Steiner owns 100,000 shares of Common Stock, or approximately 1.42% of the outstanding shares of Common Stock as of the date hereof. Effective as of the closing of the Sale Transaction, (1) Michael Steiner (a) resigned as the Company’s Chairman of the Board, Chief Executive Officer and President, (b) was appointed the Company’s Executive Vice President and Chief Operating Officer, and (c) remains a director of the Company, and (2) Henry Nahmad was elected a director of the Company and was also appointed the Company’s Chairman of the Board, Chief Executive Officer and President. The Company has been advised by the Purchaser that the source of funds for the payment of the Purchase Price was capital contributions from the members of the Purchaser. The Sale Transaction was approved by the Company’s Board of Directors for purposes of Section 203 of the Delaware General Corporation Law. The Purchase Agreement is attached as Exhibit 6(a) to the Schedule 13D dated March 9, 2015 of Michael Steiner, File No. 005-30014, filed with the Securities and Exchange Commission on March 9, 2015.

Effective as of the closing of the Sale Transaction, Michael Steiner and Robert Steiner terminated the previous Stockholders Agreement between them, dated as of December 2, 2013, pursuant to which Michael Steiner and Robert Steiner had agreed that all shares of Common Stock owned by them, which prior to the closing of the Sale Transaction represented an aggregate of approximately 50.3% of the outstanding shares of Common Stock, would be voted in such manner as determined by Michael Steiner.

In connection with the Sale Transaction, on March 6, 2015, Michael Steiner and Robert Steiner entered into a Stockholders Agreement with the Purchaser and Henry Nahmad pursuant to which each of the Michael Steiner and Robert Steiner agreed to vote all shares of Common Stock owned by them at any time during the term of the Stockholders Agreement as directed by Henry Nahmad, as the Manager of the Purchaser, and have granted to Henry Nahmad, as the Manager of the Purchaser, an irrevocable proxy and power of attorney in furtherance thereof. The Stockholders Agreement also contains, among other things, (i) an agreement by the Purchaser and Henry Nahmad to vote all of the shares of Common Stock owned by them in favor of the election of Michael Steiner to the Company’s Board of Directors for a period of five years, subject to earlier termination of such obligation under certain circumstances, (ii) certain transfer restrictions with respect to the shares of the Common Stock held by Michael Steiner and Robert Steiner, including a one-year restriction on the right to transfer the shares without the Purchaser’s consent and, following such one-year period, a right of first refusal held by the Purchaser with respect to proposed sales of the shares, (iii) a special call right which under limited circumstances would entitle the Purchaser (or its assignee) to purchase all of the shares of Common Stock held by Michael Steiner and Robert Steiner at the then-prevailing fair market value, and (iv) drag-along/tag-along provisions pursuant to which, in any proposed sale by the Purchaser of 25% or more of the shares that it owns to an unaffiliated third party, the Purchaser will have the right, subject to the terms and conditions of the Stockholders Agreement, to require Michael Steiner and Robert Steiner to sell the proportionate amount of their shares in the transaction on the same terms as the Purchaser is proposing to sell its shares, and if such drag-along right is not exercised, Michael Steiner and Robert Steiner will have the right, subject to the terms and conditions of the Stockholders Agreement, to elect to sell the proportionate amount of their shares in the transaction on the same terms as the Purchaser is proposing to sell its shares. The Stockholders Agreement has a term of five years, subject to earlier termination at the Purchaser’s election or under certain other limited circumstances. As a result of the Stockholders Agreement, the Purchaser has, and Henry Nahmad may be deemed to have, voting power over shares representing approximately 50.3% of the outstanding shares of Common Stock.

The Stockholders Agreement is attached as Exhibit 6(c) to the Schedule 13D dated March 9, 2015 of Michael Steiner, File No. 005-30014, filed with the Securities and Exchange Commission on March 9, 2015.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the closing of the Sale Transaction, (1) Michael Steiner (a) resigned as the Company’s Chairman of the Board, Chief Executive Officer and President, (b) was appointed the Company’s Executive Vice President and Chief Operating Officer, and (c) remains a director of the Company, and (2) Henry Nahmad was elected a director of the Company and was also appointed the Company’s Chairman of the Board, Chief Executive Officer and President. Henry Nahmad will receive an initial base salary of $400,000 per annum for his service as Chairman of the Board, Chief Executive Officer and President (prorated in the case of the fiscal year ending June 30, 2015) and Michael Steiner will receive an initial base salary of $250,000 per annum for his service as Executive Vice President and Chief Operating Officer (prorated in the case of the fiscal year ending June 30, 2015). These salaries were approved by the independent members of the Company’s Board of Directors and are subject to adjustment from time to time in the future at the discretion of the Company’s independent directors. Prior to the closing of the Sale Transaction, Michael Steiner’s annual base salary for the fiscal year ending June 30, 2015 for his service as Chairman of the Board, Chief Executive Officer and President was $569,000.

It was a condition to the closing of the Sale Transaction under the Purchase Agreement that Henry Nahmad be appointed as a director of the Company and as its Chairman of the Board, Chief Executive Officer and President. Henry Nahmad does not have (i) any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer or, (ii) any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Henry Nahmad, age 36, served as Chief Executive Officer of Chemstar Corp., a provider of food safety and sanitation solutions, from July 2009 to March 2014.  From 2001 to 2004 and from 2007 to 2009, Henry Nahmad worked in various capacities at Watsco, Inc. (NYSE:WSO), the largest distributor of HVAC/R products in the world.  The Company’s Board of Directors believes that Henry Nahmad’s knowledge, leadership skills, business relationships, and experience, including with respect to growth from acquisitions and other strategic transactions, gained from his positions at Chemstar and Watsco will make Mr. Nahmad a valuable member of the Board and benefit the Company with respect to its future business, operations, and growth strategy.

With respect to Michael Steiner, the information required by Item 401(b), (d), (e) and Item 404(a) of Regulation S-K is disclosed in and incorporated herein by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 14, 2014.

On March 6, 2015, Michael Steiner, the Purchaser and the Company entered into a Non-Competition and Non-Solicitation Agreement which contains customary confidentiality provisions, as well as non-competition and non-solicitation provisions that extend for up to five years. The foregoing summary of the Non-Competition and Non-Solicitation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Non-Competition and Non-Solicitation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

Prior to the opening of trading on March 9, 2015, the Company issued a press release announcing the Sale Transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Non-Competition and Non-Solicitation Agreement, dated as of March 6, 2015, by and among EnviroStar, Inc., Symmetric Capital LLC and Michael Steiner.

99.1	Press release dated March 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnviroStar, Inc.

Date: March 9, 2015	By:	/s/ Venerando J. Indelicato
Venerando J. Indelicato,
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Non-Competition and Non-Solicitation Agreement, dated as of March 6, 2015, by and among EnviroStar, Inc., Symmetric Capital LLC and Michael S. Steiner.

99.1	Press release dated March 9, 2015.